Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
NewBridge Bancorp, formerly LSB Bancshares, Inc. (“Bancorp”)
We consent to the incorporation by reference in the Form S-8 Registration Statements Nos. 333-147393, 333-118394, 333-61046, 333-40561, 33-54610 and 33-81664, the Form S-3D Registration Statement No. 333-147392 and the Form S-3 Registration Statement No. 333-59464 of Bancorp of our report dated March 14, 2007 with respect to the consolidated financial statements of Bancorp and subsidiary and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in the Annual Report on Form 10-K of Bancorp for the year ended December 31, 2006.
Turlington and Company, LLP
Lexington, North Carolina
March 16, 2009